Exhibit 99.1

AVANTAIR NAMES NEW CHIEF OPERATING OFFICER

CLEARWATER, Fla., January 25, 2013 — Avantair, Inc. (OTCBB: AAIR) announced it has named David Haslett, a veteran finance and customer service executive, as its new Chief Operating Officer.

Mr. Haslett will be responsible for day-to-day performance of the Company, focusing on customer service and satisfaction. He will also focus on the Company’s key financial and performance metrics and be responsible for enhancing the efficiency and effectiveness of the Company’s infrastructure. His appointment is effective immediately.

As Chief Operating Officer, Mr. Haslett will report directly to Steven Santo, Chief Executive Officer. At Avantair, flight operations and aviation management are under the direct supervision of CEO Steven Santo, Director of Operations Walter Garner, and Senior Vice President of Safety, Quality and Compliance David Cann.

“David brings to our executive team deep experience in customer engagement strategies and strong fiscal leadership which will be central as we invigorate our customer programs,” said Steven Santo, Chief Executive Officer of Avantair. “His arrival is part of our ongoing effort to position Avantair for the future and complements the recent positive organizational changes we made in the safety, compliance and flight operations departments within the company.”

Most recently, Mr. Haslett was Managing Director of Sportech Racing, a global leader in the sport and gaming industry. At Sportech, he was responsible for the company’s worldwide P&L and led sales, operations, R&D, engineering and purchasing. Prior to joining Sportech, Mr. Haslett was the Managing Director of the Horserace Totalisator Board in the UK. He served previously as Assistant General Manager of the Totalisator Agency Board in South Africa and is a native of South Africa.

About Avantair

Avantair,® the sole North American provider of fractional shares, aircraft leasing and time card programs for the Piaggio Avanti aircraft, and the only publicly traded stand-alone private aircraft operator, is headquartered in Clearwater, FL, with more than 500 employees. The company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico. The company currently manages a fleet of 57 aircraft. For more information about Avantair, please visit: www.avantair.com.

Contact:

O’Neill and Associates

Hugh Drummond, 617-646-1083, hdrummond@oneillandassoc.com